Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE THIRD QUARTER OF FISCAL 2009

Union City, California – January 29, 2009 – Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended December 31, 2008.

Highlights for the third quarter of fiscal 2009 include:
•	Revenues of $27.0 million, up 5% over last year’s comparable quarter.
•	Medical market sales of $7.2 million, up 19% over last year’s comparable quarter.
•	Medical reagent disc sales of 467,000 units, up 48% over last year’s comparable quarter.
•	Record sales of Piccolo chemistry analyzers of 242 units, up 2% over last year’s comparable quarter.
•	Sales of VetScan chemistry analyzers of 403 units, up 18% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $15.6 million compared to $14.3 million in the same period last year, up 9% over last year’s comparable quarter.
•	Operating income of $4.8 million, up 9% over last year’s comparable quarter.
•	Net income of $3.4 million, up 5% over last year’s comparable quarter.
•	Diluted EPS: $0.15 versus $0.14 in the same period last year.
•	Cash, cash equivalents and short-term investments as of December 31, 2008 of $74.6 million, compared to $55.8 million as of December 31, 2007.

Quarterly Results:  For the fiscal quarter ended December 31, 2008, Abaxis reported revenues of $27.0 million, as compared with revenues of $25.7 million for the comparable period last year, an increase of 5 percent.  Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $1.0 million, or 4 percent, for the quarter ended December 31, 2008, over the same period last year.  The company reported net income of $3.4 million, compared to $3.2 million for the same period last year.  The company’s effective tax rate in the quarter ended December 31, 2008 was 34 percent, compared to 35 percent for the same period last year.  The company reported diluted net income per share of $0.15 (calculated based on 22,264,000 shares) for the third quarter of fiscal 2009, compared to $0.14 per share (calculated based on 22,359,000 shares) for the same period last year.

Nine Month Results:  For the nine-month period ended December 31, 2008, Abaxis reported revenues of $79.2 million, as compared with revenues of $73.8 million for the comparable period last year, an increase of 7 percent.  Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $5.5 million, or 8 percent, for the nine-month period ended December 31, 2008, over the same period last year.  The company reported net income of $9.4 million, compared to $9.2 million for the same period last year.  The company’s effective tax rate in the nine months ended December 31, 2008 was 36 percent, compared to 37 percent for the same period last year.  The company reported diluted net income per share of $0.42 (calculated based on 22,325,000 shares) for the nine months ended December 31, 2008, compared to $0.41 per share (calculated based on 22,208,000 shares) for the same period last year.

Other Reported Financial Information:  Reagent disc and hematology reagent revenues for the third quarter of fiscal 2009 were $16.8 million, up 9 percent over the $15.3 million reported in the same period last year.  During the quarter, the company sold a total of 1,300,000 units of medical and veterinary reagent discs, an increase of 7 percent compared to a total of 1,212,000 units of medical and veterinary reagent discs sold during the same period last year.  Medical sales in North America, excluding sales to the U.S. government, during the third quarter of fiscal 2009 were $4.7 million, an increase of 10 percent over last year’s comparable quarter.  Total sales in the medical market for the third quarter of fiscal 2009 were $7.2 million, an increase of 19 percent over last year’s comparable quarter.  Total sales in the veterinary market for the third quarter of fiscal 2009 were $17.9 million, a decrease of 1 percent over last year’s comparable quarter.  Additionally, the company sold $11.3 million of veterinary reagent discs during each of the third quarters of fiscal 2009 and fiscal 2008.

The company ended the quarter with $74.6 million in cash, cash equivalents and short-term investments.  As of December 31, 2008, the company had a total of $14.5 million in short-term investments, consisting entirely of certificates of deposits.  During the third quarter of fiscal 2009, $28.4 million of the company’s auction rate securities were redeemed at 100 percent of par value.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “Given the current economic conditions, we are pleased with the continued growth in overall revenues and net income for the quarter.  We remain focused on improving operating efficiencies and aggressively managing operating expenses.  Gross margins improved to 56% for the quarter, an increase of 300 basis points, compared to last year’s third quarter.  Additionally, reagent disc margins improved to 66%, an increase of 290 basis points, compared to last year’s third quarter.  The company has a very strong balance sheet with a total of $74.6 million in cash, cash equivalents and short-term investments and no debt; and a solid recurring revenue stream, comprised of reagent discs and hematology reagents, which represents 62% of sales for the third quarter.  Abaxis believes that it is well positioned for future growth.”

Mr. Severson continued, “The quarter was highlighted by the continued strength in our consumable business.  Medical reagent disc unit sales increased 48% compared to the third quarter of fiscal 2008.  Medical sales continued to grow during the quarter and accounted for 27% of total sales.  Also during the quarter we achieved another significant milestone, as we received CLIA waived status from the United States Food and Drug Administration on two additional medical panels - the Renal Function and MetLyte 8 – bringing the total number of CLIA waived reagent disc panels in our portfolio to 11.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on January 29, 2009.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 82004441, through February 2, 2009.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share.  This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ financial resources and potential for future growth.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$26,964	$25,690	$79,224	$73,813
Cost of revenues	11,859	12,081	35,274	33,331
Gross profit	15,105	13,609	43,950	40,482

Operating expenses:
Research and development	2,037	1,629	6,116	5,104
Sales and marketing	6,061	6,056	18,382	17,666
General and administrative	2,241	1,571	5,855	4,760
Total operating expenses	10,339	9,256	30,353	27,530

Income from operations	4,766	4,353	13,597	12,952
Interest and other income (expense), net	352	552	1,140	1,580
Income before income taxes	5,118	4,905	14,737	14,532
Income tax provision	1,762	1,700	5,308	5,341
Net income	$3,356	$3,205	$9,429	$9,191

Net income per share:
Basic net income per share	$0.15	$0.15	$0.43	$0.43
Diluted net income per share	$0.15	$0.14	$0.42	$0.41

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,879	21,561	21,798	21,441
Weighted average common shares outstanding - diluted	22,264	22,359	22,325	22,208

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2008	2008
Current assets:
Cash and cash equivalents	$60,158	$17,219
Short-term investments	14,489	6,991
Trade receivables, net	21,557	20,873
Inventories, net	17,104	18,657
Prepaid expenses	1,241	427
Net deferred tax asset - current	3,481	2,426
Total current assets	118,030	66,593
Long-term investments	-	35,463
Property and equipment, net	15,130	14,599
Intangible assets, net	319	375
Other assets	29	5
Net deferred tax asset - non-current	3,874	3,868
Total assets	$137,382	$120,903

Current liabilities:
Accounts payable	$5,920	$6,421
Accrued payroll and related expenses	2,822	4,277
Other accrued liabilities	1,472	1,369
Deferred revenue	922	807
Warranty reserve	1,637	1,219
Total current liabilities	12,773	14,093

Non-current liabilities:
Deferred rent	183	286
Deferred revenue	1,516	1,146
Warranty reserve	748	729
Total non-current liabilities	2,447	2,161

Shareholders' equity:
Common stock	115,700	109,031
Retained earnings (accumulated deficit)	6,462	(2,967)
Accumulated other comprehensive loss	-	(1,415)
Total shareholders' equity	122,162	104,649
Total liabilities and shareholders' equity	$137,382	$120,903

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,879	21,561	21,798	21,441
Weighted average common shares outstanding - diluted	22,264	22,359	22,325	22,208

Non-GAAP operating income per share - basic	$0.22	$0.20	$0.62	$0.60
Non-GAAP operating income per share - diluted	$0.21	$0.19	$0.61	$0.58

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
North America	$22,852	$21,628	$65,629	$61,868
International	4,112	4,062	13,595	11,945
Total revenues	$26,964	$25,690	$79,224	$73,813

Revenues by Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Medical Market	$7,175	$6,005	$19,719	$16,455
Veterinary Market	17,907	18,073	54,465	52,498
Other	1,882	1,612	5,040	4,860
Total revenues	$26,964	$25,690	$79,224	$73,813